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                                                                   EXHIBIT 10.2

                                                      FORM FOR TIER 1 EMPLOYEES

         THE SHARES ISSUABLE PURSUANT TO THIS AGREEMENT ARE SUBJECT TO AN OPTION TO REPURCHASE PROVIDED UNDER THE PROVISIONS OF THE COMPANY'S 2002 STOCK OPTION PLAN FOR KEY EMPLOYEES AND THIS AGREEMENT ENTERED INTO PURSUANT THERETO. A COPY OF SUCH PLAN IS AVAILABLE UPON WRITTEN REQUEST TO THE COMPANY AT ITS PRINCIPAL EXECUTIVE OFFICES.

                          HOME INTERIORS & GIFTS, INC.
                             2002 STOCK OPTION PLAN

                      NON-QUALIFIED STOCK OPTION AGREEMENT
                                FOR KEY EMPLOYEES

                                August ___, 2002

[Employee]
[Address]
[Address]

Re:      Grant of Stock Option

Dear [Employee]:

         The Board of Directors of Home Interiors & Gifts, Inc., a Texas corporation (the "Company") has adopted the Company's 2002 Stock Option Plan For Key Employees (the "Plan") for certain individuals and key employees of the Company and its Related Entities. A copy of the Plan is being furnished to you concurrently with the execution of this Option Agreement and shall be deemed a part of this Option Agreement as if fully set forth herein. Unless the context otherwise requires, all capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Plan and in that certain [Employment Agreement] (the "Employment Agreement") dated [______________] between you and the Company; provided, however, that to the extent the definitions in the Plan are different from the definitions in the Employment Agreement, the definitions in the Employment Agreement will control.

         1.       The Grant.

                  Subject to the conditions set forth below, the Company hereby grants to you, effective as of August [___], 2002 (the "Grant Date"), as a matter of separate inducement and not in lieu of any salary or other compensation for your services, the right and option to purchase (the "Option"), in accordance with the terms and conditions set forth herein and in the Plan, an aggregate of [_____] shares of Common Stock of the Company (the "Option Shares" at the Exercise Price (as hereinafter defined)). As used herein, the term "Exercise Price" shall mean a price equal to $19.42 per share, subject to

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the adjustments and limitations set forth herein and in the Plan. The Option granted hereunder is intended to constitute a Non-Qualified Option within the meaning of the Plan; however, you should consult with your tax advisor concerning the proper reporting of any federal or state tax liability that may arise as a result of the grant or exercise of the Option.

         2.       Exercise.

                  (a) For purposes of this Option Agreement, the Option Shares shall be deemed "Nonvested Shares" unless and until they have become "Vested Shares." Notwithstanding anything to the contrary contained in Section 6(c) of the Plan and subject to the provisions of Section 2(c) hereof, the Option Shares shall become Vested Shares and shall become exercisable only upon the achievement of the annual performance targets set forth on Exhibit A attached hereto. Twenty percent (20%) of the Option Shares shall become Vested Shares in accordance with the terms of the Plan upon the achievement of each annual performance target; provided, however, that if for any annual period the Equity Value Target for such period is not met, the number of Option Shares that would have become Vested Shares had such Equity Value Target been met shall nevertheless become Vested Shares upon the achievement in any subsequent period of such Equity Value Target. In addition, in the event that any future Equity Value Target is met in any annual period, the number of Option Shares that would have become Vested Shares upon the achievement of such future Equity Value Target in such subsequent annual period shall become Vested Shares upon the achievement of such future Equity Value Target in the earlier annual period regardless of whether the Equity Value Target for such future annual period is actually achieved in such future annual period.

                  (b) Determinations with respect to whether an applicable annual Equity Value Target has been achieved (and the accompanying computations of EBITDA and Net Consolidated Debt) shall be made by the Board of Directors or the Option Committee within 30 days after approval by the Board of Directors (or other appropriate committee thereof) of the Company's audited financial statements for the applicable fiscal year, and shall be final and binding on the Company and the Optionee absent manifest error. Until such determination has been made, no Option Shares shall be deemed to be Vested Shares for any purposes hereunder (including for purposes of determining whether any Options may be exercised in connection with any termination of employment that occurred prior to the date of determination).

                  (c)      Upon (i) the occurrence of a Change of Control or
(ii) your termination without Cause after the execution of a definitive agreement which, upon consummation, would result in a Change of Control, irrespective of whether the annual performance targets set forth on Exhibit A were achieved prior to the Change of Control Date (as defined in Exhibit A), your Nonvested Shares shall become exercisable only as follows: Twenty Percent (20%) of the Nonvested Shares shall become Vested Shares for

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each fiscal year in which the Change of Control Equity Value (as defined in
Exhibit A) equals or exceeds the Equity Value Target for such fiscal year. In addition, in the event that the Change of Control Equity Value exceeds an Equity Value Target for a particular fiscal year but does not equal the Equity Value Target for the next succeeding fiscal year, an additional twenty percent (20%) of your Unvested Shares shall become Vested Shares. For example, if (i) a Change of Control occurs during the fiscal year ended December 31, 2004, (ii) the Change of Control Equity Value on the Change of Control Date was $750 million and (iii) none of your Option Shares had previously become Vested Shares in accordance with Section 2(a) hereof, eighty percent (80%) of your Option Shares would become Vested Shares and the remaining twenty percent (20%) would constitute Unvested Shares.

                  (d) Subject to the relevant provisions and limitations contained herein and in the Plan, you may exercise the Option to purchase all or a portion of the applicable number of Vested Shares at any time prior to the termination of the Option pursuant to this Option Agreement. In no event shall you be entitled to exercise the Option for a fraction of a Vested Share.

                  (e) The unexercised portion of the Option, if any, will automatically, and without notice, terminate and become null and void upon the expiration of ten (10) years from the Grant Date.

                  (f) Any exercise by you of the Option shall be in writing addressed to the Secretary of the Company at its principal place of business (a copy of the form of exercise to be used will be available upon written request to the Secretary), and shall be accompanied by a certified or bank check payable to the order of the Company in the full amount of the Exercise Price of the shares so purchased, or in such other manner as described in the Plan and established by the Committee.

         3.       Termination of Relationship.

                  Upon the termination of your service with the Company or any Related Entity, you may, until the earlier of (x) 30 days from the date of such termination or (y) the expiration of the Option in accordance with its terms, exercise the Option with respect to all or any part of the Vested Shares which you were entitled to purchase immediately prior to such termination and, thereafter, the Option shall, to the extent not previously exercised, automatically terminate and become null and void, provided that;

                  (a) in the case of termination of your service with the Company or any Related Entity due to death, your estate (or any Person who acquired the right to exercise such Option by bequest or inheritance or otherwise by reason of your death) may, until the earlier of (x) the 181st day after the date of death or (y) the expiration of the Option in accordance with its terms, exercise the Option with respect to all or any part of the Vested Shares which you were entitled to purchase immediately prior to the time of your death;

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                  (b)      in the case of termination of your service with the
Company or any Related Entity due to Disability, you or your legal representative may, until the earlier of (x) the 181st day after the date your employment was terminated or (y) the expiration of the Option in accordance with its terms, exercise the Option with respect to all or any part of the Vested Shares which you were entitled to purchase immediately prior to the time of such termination;

                  (c) in the case of termination of your service with the Company or any Related Entity (i) for Cause (as determined by the Committee in its sole judgment in accordance with the Plan or, as applicable, the Employment Agreement), (ii) as a result of removal from office as a director of the Company or any Related Entity for cause by action of the shareholders of the Company or such Related Entity in accordance with the by-laws of the Company or such Related entity, as applicable, and the corporate law of the jurisdiction of incorporation of the Company or such Related Entity, or (iii) as a result of the voluntary termination by you or your service without Good Reason and without the consent of the Company or any Related Entity, then you shall immediately forfeit your rights under the Option except as to those Option Shares already purchased.

         4.       Transferability.

                  Except as otherwise provided in Section 5 hereof, the Option and any rights or interests therein are not assignable or transferable by you except by will or the laws of descent and distribution, and during your lifetime, the Option shall be exercisable only by you or, in the event that a legal representative has been appointed in connection with your Disability, such legal representative.

         5.       Purchase Option.

                  (a) If in accordance with the terms of the Plan, the Company shall have the option (the "Purchase Option") to purchase, and if the option is exercised, you (or your executor or the administrator of your estate or the Person who acquired the right to exercise the Option by bequest or inheritance in the event of your death, or your legal representative in the event of your incapacity (hereinafter, collectively with such optionee, the "Grantor") shall sell to the Company and/or its assignee(s), all or any portion (at the Company's option) of the Option Shares and/or the Option held by the Grantor (such Option Shares and Option collectively being referred to as the "Purchasable Shares").

                  (b) The Company shall give notice in writing to the Grantor of the exercise of the Purchase Option within one (1) year from the date the Purchase Option arises under the terms of the Plan. Such notice shall state the number of Purchasable Shares to be purchased and the determination of the Board of Directors of the Fair Market Value per share of such purchasable Shares. If no notice is given within the time limit specified above, the Purchase Option shall terminate.

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                  (c)      The purchase price to be paid for the Purchasable
Shares purchased pursuant to the Purchase Option shall be, in the case of any Option Shares, the Fair Market Value per share as of the date of notice of exercise of the purchase Option times the number of shares being purchased, and in the case of the Option, the Fair Market Value per share times the number of Vested Shares subject to such Option which are being purchased, less the applicable per share Exercise Price. The purchase price shall be paid in cash. The closing of such purchase shall take place at the Company's principal executive offices within ten (10) days after the purchase price has been determined. At such closing, the Grantor shall deliver to the purchaser(s) the certificates or instruments evidencing the Purchasable Shares being purchased, duly endorsed (or accompanied by duly executed stock powers) and otherwise in good form for delivery, against payment of the purchase price by check of the purchaser(s). In the event that, notwithstanding the foregoing, the Grantor shall have failed to obtain the release of any pledge or other encumbrance on any Purchasable Shares by the scheduled closing date, at the option of the purchaser(s) the closing shall nevertheless occur on such scheduled closing date, with the cash purchase price being reduced to the extent of all unpaid indebtedness for which such Purchasable Shares are then pledged or encumbered.

                  (d) To assure the enforceability of the Company's rights under this Section 5, each certificate or instrument representing Option Shares subject to this Option Agreement shall bear a conspicuous legend in substantially the following form:

         "THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AN OPTION TO REPURCHASE PROVIDED UNDER THE PROVISIONS OF THE COMPANY'S 2002 STOCK OPTION PLAN FOR KEY EMPLOYEES AND A STOCK OPTION AGREEMENT ENTERED INTO PURSUANT THERETO. A COPY OF SUCH OPTION PLAN AND OPTION AGREEMENT ARE AVAILABLE UPON WRITTEN REQUEST TO THE COMPANY AT ITS PRINCIPAL EXECUTIVE OFFICES."

         6.       Registration.

                  The Company shall not in any event be obligated to file any registration statement under the Securities Act or any applicable state securities laws to permit exercise of the Option or to issue any Common Stock in violation of the Securities Act or any applicable state securities laws. You (or in the event of your death or, in the event a legal representative has been appointed in connection with your Disability, the Person exercising the Option) shall, as a condition to your right to exercise the Option, deliver to the Company an agreement or certificate containing such representations, warranties and covenants as the Company may deem necessary or appropriate to ensure that the issuance of the Option Shares pursuant to such exercise is not required to be registered under the Securities Act or any applicable state securities laws.

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                  Certificates for the Option Shares, when issued, shall have substantially the following legend, or statements of other applicable restrictions, endorsed thereon, and may not be immediately transferable:

         "THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT
         BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THE SHARES MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF UNTIL THE HOLDER HEREOF PROVIDES EVIDENCE SATISFACTORY TO THE ISSUER (WHICH, IN THE DISCRETION OF THE ISSUER, MAY INCLUDE AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER) THAT SUCH OFFER, SALE, PLEDGE, TRANSFER OR OTHER DISPOSITION WILL NOT VIOLATE APPLICABLE FEDERAL OR STATE LAWS."

                  The foregoing legend may not be required for Option Shares issued pursuant to an effective registration statement under the Securities Act and in accordance with applicable state securities laws.

         7.       Miscellaneous.

                  This Option Agreement is subject to all the terms, conditions, limitations and restrictions contained in the Plan. In the event of any conflict or inconsistency between the terms hereof and the Plan, the Plan shall be controlling.

            [The remainder of this page is intentionally left blank]

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         Please indicate your acceptance of all the terms and conditions of the
Option, and the Plan by signing and returning a copy of this Option Agreement.

                                              Very truly yours,

                                              HOME INTERIORS & GIFTS, INC.

                                              By:______________________________
                                              Name:
                                              Title:

ACCEPTED:

________________________________
[Employee]

Date:___________________________

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                                    Exhibit A

                                Vesting Schedule

                                       PERCENT OF ORIGINAL
                                       -------------------
FISCAL YEAR ENDED                         OPTION SHARES              EQUITY VALUE TARGET (1)
-----------------                         -------------              -------------------
December 31, 2002                              20%                      $430 million

December 31, 2003                              20%                      $555 million

December 31, 2004                              20%                      $670 million

December 31, 2005                              20%                      $885 million

December 31, 2006                              20%                     $1,090 million

Definitions: The following definitions shall be used in calculating the Equity Value Target.

"CHANGE OF CONTROL DATE" means the date on which the Change of Control occurs.

"CHANGE OF CONTROL EQUITY VALUE" means the value of the consideration received by the Company as a result of the Change of Control transaction less the aggregate amount of Net Consolidated Debt outstanding as of the last day of the month ended prior to the Change of Control Date or pursuant to the estimated closing date balance sheet delivered at the closing of the Change of Control transaction to the extent required thereby. The calculation of Change of Control Equity Value shall be made by the Board of Directors or the Option Committee and shall be final and binding on the Company and the Optionee absent manifest error.

"EBITDA" has the meaning given to such term in the Amended and Restated Credit Agreement, dated June 30, 2001, among the Company, Bank of America, N.A., as administrative agent, The Chase Manhattan Bank, as syndication agent, Citicorp, USA, Inc. and Societe Generale, as co-agents, and the lenders from time to time party thereto, as the same may be amended from time to time.

"EQUITY VALUE" means the product of EBITDA as of the end of the applicable fiscal year times seven and one-half (7 1/2) less the average Net Consolidated Debt outstanding at the end of such fiscal year. The calculation of Equity Value shall be made by the Board of Directors or the Option

---------------------
(1) The Optionee acknowledges and agrees that the Committee has the right to amend the Equity Value Target for any annual period to reflect changes in the Company's business, including, without limitation, to reflect the acquisition or divestiture of a Related Entity) or for such other reasons as it deems appropriate.

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Committee and shall be final and binding on the Company and the Optionee absent manifest error.

"INDEBTEDNESS" means, any indebtedness, whether or not contingent, in respect of borrowed money determined in accordance with generally accepted accounting principles.

"NET CONSOLIDATED DEBT" means the aggregate amount of Indebtedness of the Company and its subsidiaries on a consolidated basis outstanding as of the end of the applicable fiscal year (or as of the applicable determination date) less cash and cash equivalents of the Company and its subsidiaries on a consolidated basis as of the end of the applicable fiscal year (or as of the applicable determination date).